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                                                                    Exhibit 99.1
                                                                    ------------



                          STERLING SOFTWARE TO ACQUIRE
                               SYNON CORPORATION

     DALLAS, TX and LARKSPUR, CA, June 22, 1998 - Sterling Software, Inc. (SSW-
NYSE), the leading provider of enterprise application development solutions, and Synon Corporation, the leading provider of AS/400 application development solutions, today announced they have signed a definitive agreement for Sterling Software to purchase Synon in a stock-for-stock merger transaction. Approximately 2,979,000 Sterling Software common shares will be issued in connection with the transaction. Based upon recent closing prices for Sterling Software's common stock, the acquisition has a total value of approximately $79 million. The companies anticipate closing in July 1998.

     The proposed merger is subject to the approval of Synon's stockholders and compliance with certain regulatory requirements, but has received unanimous approval from the board of directors of Synon. For accounting purposes, the merger is planned to be treated as a pooling of interests.

     Synon is known for its leadership in model-based application development for IBM AS/400 and Windows NT(TM) platforms. Synon's technology combines model-based application development with pattern libraries of reusable objects, allowing software developers to efficiently implement business changes into their applications.

     "With the addition of Synon's products to our product portfolio, we're able to expand our leadership position in the enterprise application development market to include the AS/400 market, while delivering additional NT capabilities," said Sterling L. Williams, president and chief executive officer of Sterling Software. He added: "This acquisition will help meet the changing
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needs of many of our large-scale customers who also have AS/400 and NT environments, while also offering the strength of Sterling Software's COOL product portfolio to the Synon customer base. We'll be able to offer Synon's customers the industry's most advanced and comprehensive environment for enterprise-scale, business-driven, component-based application development."
Mr. Williams said that execution of Sterling Software's on-going acquisition strategy has increased stockholder value by accelerating revenue growth and enhancing earnings per share. He also noted that the acquisition of Synon is expected to be accretive to Sterling Software's earnings per share.

     Richard H. Goldberg, president and chief executive officer of Synon, said, "Sterling Software is one of the most innovative application development companies in the industry. By joining ranks with a financially strong, rapidly growing market leader, we're confident that we've made an excellent decision that will benefit our customers, employees and stockholders."

     Sterling Software's fiscal 1998 applications management revenue expectations, exclusive of the proposed Synon acquisition, are approximately $300 million. For the year ended December 31, 1997, Synon had revenue of $79 million.

     Synon is a privately held company with solutions and services that help corporations deploy and maintain applications on AS/400, UNIX and NT platforms. Synon has partnered with a wide variety of industry leaders, including Microsoft and IBM, to create a strategic foundation in a rapidly growing, dynamic marketplace. Founded in 1983, Synon has approximately 500 employees and is headquartered near San Francisco in Larkspur, California. The company has international offices in the U.K., France, Italy, Australia, and Japan, and more than 65 distributors worldwide. For more information, see Synon's Web site at http://www.synon.com.

     Sterling Software is a leading provider of software and services for the applications management, systems management and federal systems markets.
Sterling Software, with its headquarters in Dallas, has a worldwide installed base of more than 20,000 customer sites and has 3,100 employees in 85 offices worldwide. For more information on Sterling Software, visit the company's Web site at http://www.sterling.com.
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     This news release contains certain forward-looking statements that reflect the current views and expectations of Sterling Software with respect to future events. Such statements are subject to a number of risks, uncertainties and assumptions detailed in Sterling Software's periodic reports filed with the
Securities and Exchange Commission. Actual results may vary significantly.
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
CONTACTS:    Julie Kupp                          Cindy Foor
             Vice President, Investor Relations  Director, Corporate Communications
             Sterling Software, Inc.             Sterling Software, Inc.
             (214) 981-1000                      (214) 981-1000
             julie_kupp@sterling.com             cindy_foor@sterling.com

             Shawn Gathas
             Marketing Communications Manager
             Synon Corporation
             (415) 461-5000, ext. 1860
             skg@synon.com
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         Names used herein may be trademarks or registered trademarks of their respective companies.